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                                                                      Exhibit 99

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Shareholders and the Board of
Directors of Farmers & Merchants Bancorp:

We have audited the accompanying consolidated balance sheet of Farmers & Merchants Bancorp (a Delaware corporation) and subsidiaries as of December 31, 1999, and the related consolidated statements of income, changes in shareholders' equity, cash flows and comprehensive income for each of the two years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Farmers & Merchants Bancorp and subsidiaries as of December 31, 1999, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.



/s/ Arthur Andersen LLP

San Francisco, California,
 February 4, 2000